                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12
                      Manufactured Home Communities, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

--------------------------------------------------------------------------------

     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                      MANUFACTURED HOME COMMUNITIES, INC.
                           TWO NORTH RIVERSIDE PLAZA
                               CHICAGO, IL 60606
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1998
                               ------------------

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders ("Meeting") of MANUFACTURED HOME COMMUNITIES, INC., a Maryland corporation (the "Company"), to be held at One North Franklin Street, Third Floor, Chicago, Illinois, on Tuesday, May 12, 1998, at 10:00 A.M. Central Daylight Time, for the following purposes:

     (1) To elect three (3) directors of the Board of Directors to terms expiring in 2001;

     (2) To consider and vote upon the adoption of the Company's Second Amended and Restated 1992 Stock Option and Stock Award Plan which increases by 2 million shares the number of shares available under the Plan and amends certain other technical provisions of the Amended and Restated 1992 Stock Option and Stock Award Plan; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 13, 1998, will be entitled to vote at the Meeting or any adjournment thereof.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          SUSAN OBUCHOWSKI
                                          SUSAN OBUCHOWSKI, Secretary

                      MANUFACTURED HOME COMMUNITIES, INC.
                           TWO NORTH RIVERSIDE PLAZA
                               CHICAGO, IL 60606

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Manufactured Home Communities, Inc., a Maryland corporation ("MHC" or the "Company"), of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held on Tuesday, May 12, 1998, and any adjournment or postponement thereof. The cost of this solicitation is anticipated to be nominal and will be borne by the Company. In addition to solicitation by mail, employees of the Company may solicit proxies by telegraph, telephone, telecopy and personal interviews. Brokers and other nominees who held of record stock of the Company on March 13, 1998, the record date for determining stockholders entitled to notice of and to vote at the Meeting, will be asked to contact the beneficial owners of the shares which they hold.

     This Proxy Statement and accompanying proxy are being mailed to stockholders commencing on or about March 31, 1998. The proxy, if properly executed and returned, will be voted according to your instructions, but it may be revoked at any time before it is exercised by giving notice of revocation in writing to the Secretary of the Company or by voting in person at the Meeting.

     Only stockholders of record at the close of business on March 13, 1998 (the "Record Date") will be entitled to vote at the Meeting. On such date 24,915,399 shares of common stock, par value $.01 per share ("Common Stock"), were outstanding. Each share of Common Stock outstanding on the Record Date entitles the holder thereof to one vote upon each matter to be voted upon at the Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting shall constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If, however, there is not a quorum at the Meeting, the stockholders entitled to vote at the Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Meeting until such time as there is a quorum. At such time as there is a quorum, the Meeting will reconvene without notice to stockholders, other than an announcement at the prior adjournment of the Meeting, unless the adjournment is to a date not more than 120 days after the Record Date.

     If a proxy in the form enclosed is duly executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the specifications made thereon by the stockholder. If no such specifications are made, such proxy will be voted (i) FOR election of the three nominees for directors to terms expiring in 2001; (ii) FOR the adoption of the Company's Second Amended and Restated 1992 Stock Option and Stock Award Plan; and (iii) at the discretion of Samuel Zell and Howard Walker, the Board's designated representatives for the Meeting, with respect to such other business as may properly come before the Meeting or any adjournment or postponement thereof. A proxy is revocable prior to its exercise by revoking the proxy in writing, by a subsequently dated proxy or by attending the Meeting and voting in person. The mere presence at the Meeting of a stockholder who appointed a representative does not itself revoke the appointment.

                               1997 ANNUAL REPORT

     Stockholders are concurrently being furnished with a copy of the Company's 1997 Annual Report, which contains its audited financial statements as of December 31, 1997. Additional copies of the Annual Report and of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission (the "SEC") may be obtained by contacting Cynthia McHugh, Senior Vice President -- Investor Relations of the Company, at Two

North Riverside Plaza, Suite 900, Chicago, IL 60606, 312-474-1122, and it will be furnished promptly at no additional expense.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Board consists of ten members. The charter of the Company provides that the directors of the Company shall be divided into three classes as nearly equal in number as possible, with each class having a term of three years. The Board has nominated Louis H. Masotti, Sheli Z. Rosenberg and Gary L. Waterman for election to serve as directors of the Company until the 2001 Meeting and until their successors are duly elected and qualified. Biographical information for each of the nominees is set forth under the caption "Management." The affirmative vote of a plurality of all votes cast at the Meeting, if a quorum is present, is sufficient to elect the three directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

     Each nominee has consented to be named in this proxy statement and to serve if elected. All nominees are currently directors. In the event that any nominee should become unable to serve as a director (which is not anticipated), the persons designated as representatives will cast votes for the remaining nominees and for such other person or persons as the Board may recommend.

     THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers and directors of the Company as of March 13, 1998.

            NAME              AGE                             POSITION
----------------------------  ---   ------------------------------------------------------------
Samuel Zell                   56    Chairman of the Board of Directors (term expires in 1999)
Howard Walker                 58    President, Chief Executive Officer and Director (term
                                    expires in 2000)
Ellen Kelleher                37    Executive Vice President, General Counsel and Assistant
                                    Secretary
Thomas P. Heneghan            34    Executive Vice President, Chief Financial Officer and
                                    Treasurer
Gary W. Powell                57    Executive Vice President -- Operations
Donald S. Chisholm            63    Director (term expires in 2000)
Thomas E. Dobrowski           54    Director (term expires in 2000)
David A. Helfand              33    Director (term expires in 1999)
Louis H. Masotti, Ph.D        63    Director (term expires in 1998)
John F. Podjasek Jr           56    Director (term expires in 2000)
Sheli Z. Rosenberg            56    Director (term expires in 1998)
Michael A. Torres             37    Director (term expires in 1999)
Gary L. Waterman              56    Director (term expires in 1998)

     The following is a biographical summary of the experience of the executive officers and directors of the Company. For information concerning membership on committees of the Board, see "Committees of the Board of Directors; Meetings" below.

     SAMUEL ZELL has been Chairman of the Board since March 31, 1995 and had been Chief Executive Officer from March 31, 1995 until August 1996. Mr. Zell had been Co-Chairman of the Board of the Company from its formation until March 31, 1995. Mr. Zell was a director of Mobile Home

Communities, Inc. ("MH Inc."), the former manager of the Company's manufactured home communities, from 1983 until its dissolution in 1993. Mr. Zell is chairman of the board of directors of Equity Group Investments, Inc. ("EGI"), an investment company; American Classic Voyages Co. ("American Classic"), a provider of overnight cruises in the United States; Anixter International Inc. ("Anixter"), a distributor of electrical and cable products; and Jacor Communications, Inc. ("Jacor"), an owner and operator of radio stations. Mr. Zell is chairman of the board of trustees of Capital Trust, a specialized finance company; Equity Office Properties Trust ("Equity Office"), an equity real estate investment trust ("REIT") primarily focused on office buildings; and Equity Residential Properties Trust ("Equity Residential"), an equity REIT primarily focused on multifamily residential properties. He is a director of Chart House Enterprises, Inc., an owner and operator of restaurants; Fred Meyer, Inc., an owner and operator of grocery stores and discount stores; Ramco Energy plc, an independent oil company in the United Kingdom; and TeleTech Holdings, Inc., a provider of customer care solutions.

     HOWARD WALKER has been a director of the Company since November 4, 1997, President since September 5, 1997 and Chief Executive Officer since December 31, 1997. He has been President of Realty Systems, Inc. since March 30, 1995. Realty Systems, Inc. is an affiliate of the Company. Mr. Walker is also a member of the Company's management committee, which was created in 1995 and is comprised of the Company's senior executives. Mr. Walker had been a Vice President of the Company from January 16, 1995 until March 30, 1995. From August 1994 until January 1995, Mr. Walker had been the principal of Walker Realty Co., a full-service real estate company. From January 1989 until July 1994, Mr. Walker had been a principal and partner in The Markin Group, a full-service real estate company.

     ELLEN KELLEHER has been Executive Vice President and General Counsel of the Company since March 1997. Ms. Kelleher is also a member of the Company's management committee. She had been Senior Vice President and General Counsel of the Company from March 1994 until March 1997. Ms. Kelleher had been a vice president of the law firm, Rosenberg & Liebentritt, P.C., from January 1993 until December 1995. Ms. Kelleher had been an associate of Rosenberg & Liebentritt, P.C. from October 1990 until January 1993.

     THOMAS P. HENEGHAN has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since March 1997. Mr. Heneghan is also a member of the Company's management committee. Mr. Heneghan had been Vice President, Chief Financial Officer and Treasurer from February 1995 until March 1997. Mr. Heneghan had been a member of the accounting firm of Greenberg & Pociask, Ltd. from January 1994 until February 1995. Mr. Heneghan had been vice president of Capsure Holdings Corp. ("Capsure") from May 1993 until June 1994 and controller of Capsure from January 1993 until November 1993. Mr. Heneghan had been vice president and controller of Great American Management and Investment, Inc. ("GAMI") from December 1993 until December 1994; and controller of GAMI from January 1993 until November 1993.

     GARY W. POWELL has been Executive Vice President -- Operations of the Company since May 1995. Mr. Powell is also a member of the Company's management committee. Mr. Powell had been President -- Northern Division of the Company from August 1994 until May 1995. Mr. Powell had been President and Chief Operating Officer of the Company from its formation until August 1994. Mr. Powell had been with MH Inc. or its predecessors from 1971, serving as president from 1984 until its dissolution in 1993. Mr. Powell was a director of the Company from its formation until May 1994.

     DAVID A. HELFAND has been a director of the Company since May 1995; President of the Company from January 1995 until September 1997; and Chief Executive Officer of the Company from August 1996 until December 31, 1997. He had been Chief Financial Officer of the Company from December 1992 until February 1995 and Senior Vice President from March 1994 until January 1995. Mr. Helfand had been Vice President of the Company from December 1992 until March 1994. Mr. Helfand has been a managing director of Equity International Realty, a division of EGI, since December 31, 1997.

     DONALD S. CHISHOLM has been a director of the Company since March 1993. Mr. Chisholm is president of Vernon Development Co., the developer of a 650-acre golf course community, and of Ann Arbor Associates Inc., a real estate development and management company, both for more than five years.

     THOMAS E. DOBROWSKI has been a director of the Company since March 1993. Mr. Dobrowski is the managing director of real estate and alternative investments of General Motors Investment Management Corporation ("GMIMCo."). Mr. Dobrowski is a director of Red Roof Inns, Inc., an owner and operator of hotels, and Taubman Centers, Inc., an equity REIT focused on regional shopping centers. He is also a trustee of Equity Office.

     LOUIS H. MASOTTI, PH.D., has been a director of the Company since March 1993. Dr. Masotti is professor of management and urban development and director of the program in real estate management for the Graduate School of Management of the University of California at Irvine. He is a professor emeritus of Northwestern University's Kellogg Graduate School of Management.

     JOHN F. PODJASEK, JR. has been a director of the Company since May 1994. Mr. Podjasek has been managing director -- private asset management of Forstmann -- Leff International, Inc. since July 1997. Mr. Podjasek was retired from November 1995 until July 1997. Mr. Podjasek had been employed by Allstate Insurance Company from 1966 until November 1995, most recently serving as vice president--venture capital and real estate.

     SHELI Z. ROSENBERG has been a director of the Company since August 1996. Mrs. Rosenberg has been chief executive officer and president of EGI since November 1994. She was a principal in the law firm of Rosenberg & Liebentritt P.C. from 1980 until September 1997. Mrs. Rosenberg is a director of CVS Corporation, an owner and operator of drug stores; American Classic; Anixter; Illinova Inc. and its subsidiary Illinois Power Company, a supplier of electricity and natural gas in Illinois; and Jacor. She is a trustee of Capital Trust; Equity Office; and Equity Residential. Mrs. Rosenberg was a vice president of First Capital Benefit Administrators, Inc., which filed a petition under the federal bankruptcy laws on January 3, 1995, which resulted in its liquidation on November 15, 1995.

     MICHAEL A. TORRES has been a director of the Company since March 1993. Mr. Torres has been president and a principal of ERE Rosen Real Estate Securities, L.L.C., an investment management firm, since February 1995. Mr. Torres had been employed by Wilshire Associates Incorporated, an investment consulting firm, from June 1990 until February 1995, most recently serving as a vice president directing real estate consulting services for its institutional investors.

     GARY L. WATERMAN has been a director of the Company since March 1993. Since 1989, Mr. Waterman has been president of Waterman Limited, a real estate services and investment company that he founded.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     Meetings: During the year ended December 31, 1997, the Board held seven meetings. Each of the present directors attended over 75% of the total number of the meetings of the Board and of its committees which they were eligible to attend, except Mr. Dobrowski, who attended six out of nine of the meetings he was eligible to attend.

     Executive Committee: The Executive Committee of the Board is composed of Messrs. Zell, Walker and Chisholm. The Executive Committee has the authority, within certain parameters set by the Board, to acquire, dispose of and finance investments for the Company (including the issuance of additional limited partnership interests of MHC Operating Limited Partnership ("OP Units")) and execute contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board except as prohibited by law. During the year ended December 31, 1997, the Executive Committee did not hold any meetings, but took various actions pursuant to resolutions adopted by unanimous written consent.

     Compensation Committee: During 1997, the Compensation Committee of the Board was composed of Messrs. Chisholm, Masotti and Waterman. Mrs. Rosenberg joined the Compensation Committee on January 1, 1998. The Compensation Committee determines compensation for the Company's executive officers and it exercises all powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has the authority to grant stock options, stock appreciation rights and restricted stock awards in accordance with the 1992 Amended and Restated Stock Option and Stock Award Plan to the management of the Company and its subsidiaries, other employees and consultants. During the year ended December 31, 1997, the Compensation Committee held one meeting and took various actions pursuant to resolutions adopted by unanimous written consent.

     Audit Committee: The Audit Committee of the Board is composed of Messrs. Dobrowski, Podjasek and Torres. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the Company's independent public accountants, reviews the independence of the Company's independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. During the year ended December 31, 1997, the Audit Committee held two meetings.

                             EXECUTIVE COMPENSATION

     The following tables show information with respect to the annual compensation (including option grants) for services rendered to the Company for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995 by those persons holding the office of chief executive officer and those persons who were, at December 31, 1997, the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                             -------------------------
                                                                      AWARDS
                                                             -------------------------
                                                                            SECURITIES
                                  ANNUAL COMPENSATION         RESTRICTED    UNDERLYING
         NAME AND            -----------------------------   STOCK AWARDS    OPTIONS          ALL OTHER
  PRINCIPAL OCCUPATION(1)    YEAR   SALARY ($)   BONUS ($)      ($)(2)      GRANTED(#)   COMPENSATION ($)(3)
  -----------------------    ----   ----------   ---------   ------------   ----------   -------------------
David A. Helfand...........  1997    280,000      214,000             0       10,000            9,100
  Chief Executive Officer    1996    250,000       61,252     1,337,248       10,000            9,000
  and Member of              1995    201,021       57,511        57,489       10,000            9,000
  Management Committee(4)
Howard Walker..............  1997    200,000       75,008       684,086            0            6,500
  President, Chief           1996    200,000       41,014       744,986            0            9,000
     Executive.............
  Officer and Member of      1995    140,192       47,502        47,498       15,000            9,000
  Management Committee
Thomas P. Heneghan.........  1997    215,000       75,008       622,492            0            9,500
  Executive Vice President,  1996    200,000       41,014     1,008,986            0            9,000
  Chief Financial Officer,   1995    100,917       47,502        47,498       15,000            9,000
  Treasurer and Member of
  Management Committee
Ellen Kelleher.............  1997    200,000       75,008       560,898            0            9,500
  Executive Vice President,  1996    200,000       41,014       744,986            0            9,000
  General Counsel and        1995    151,104       47,502        47,498            0            9,000
  Member of Management
  Committee
Gary W. Powell.............  1997    200,000       75,008       560,898            0            9,500
  Executive Vice             1996    200,000       41,014       744,986            0            9,000
     President --
  Operations and Member of   1995    177,917       47,502        47,498            0            9,000
  Management Committee

---------------
(1) Except for Mr. Helfand, positions held as of December 31, 1997.

(2) The total number of shares of Restricted Common Stock held by each named executive officer and the value of such shares at December 31, 1997, the last trading date of the year, was as follows:

                         NUMBER OF SHARES    VALUE AT 12/31/97
                         ----------------    -----------------
David A. Helfand.....          2,784            $   75,168
Howard Walker........         36,673               990,171
Thomas P. Heneghan...         48,673             1,314,171
Ellen Kelleher.......         36,673               990,171
Gary W. Powell.......         36,673               990,171

    The total number of Restricted Common Stock Units which were granted on December 30, 1997; vest 50% on June 30, 1998, 25% on December 31, 1998 and 25% on December 31, 1999; and will convert to Restricted Stock Awards on a one-for-one basis if the stockholders approve Proposal 2 at the Meeting are as follows:

                                 NUMBER OF SHARES    VALUE AT 12/31/97
                                 ----------------    -----------------
      David A. Helfand.......              0             $      0
      Howard Walker..........         22,250              660,750
      Thomas P. Heneghan.....         20,000              540,000
      Ellen Kelleher.........         17,750              479,250
      Gary W. Powell.........         17,750              479,250

    The number of shares of Restricted Stock Awards awarded in 1997, which will vest in their entirety on December 16, 1999 are as follows:

David A. Helfand............................        0
Howard Walker...............................    2,810
Thomas P. Heneghan..........................    2,810
Ellen Kelleher..............................    2,810
Gary W. Powell..............................    2,810

    The number of shares of Restricted Stock Awards awarded in 1996 which will vest 60% on December 31, 1998, 20% on December 31, 1999, and 20% on December 31, 2000 provided that certain performance benchmarks are achieved are as follows:

David A. Helfand...........................    58,000*
Howard Walker..............................    32,000
Thomas P. Heneghan.........................    44,000
Ellen Kelleher.............................    32,000
Gary W. Powell.............................    32,000

---------------
  * In December 1997, the Compensation Committee accelerated the vesting of the 58,000 shares granted to Mr. Helfand because related performance benchmarks had been achieved during his service with the Company in 1997 and because he did not participate in Restricted Stock Awards made in 1997.

    The number of shares of Restricted Stock Awards awarded in 1996, which will vest in their entirety on December 13, 1998 are as follows:

David A. Helfand............................    2,784
Howard Walker...............................    1,863
Thomas P. Heneghan..........................    1,863
Ellen Kelleher..............................    1,863
Gary W. Powell..............................    1,863

    The number of Restricted Stock Awards awarded in 1995 which vested in their entirety on December 15, 1997 are as follows:

David A. Helfand............................    3,458
Howard Walker...............................    2,857
Thomas P. Heneghan..........................    2,857
Ellen Kelleher..............................    2,857
Gary W. Powell..............................    2,857

    All holders of Restricted Stock receive any dividends paid on such shares.

(3) Includes employer matching contributions and/or profit sharing contributions to the MHC Advantage Retirement Plan or affiliated company's 401(k) plans.

(4) Mr. Helfand was Chief Executive Officer until December 31, 1997, at which time Mr. Walker became Chief Executive Officer. Mr. Helfand also resigned as a member of the management committee as of December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
                             --------------------------                              POTENTIAL REALIZABLE VALUE
                                             % OF TOTAL                                AT ASSUMED ANNUAL RATES
                               NUMBER OF      OPTIONS                                      OF STOCK PRICE
                              SECURITIES     GRANTED TO                                APPRECIATION FOR OPTION
                              UNDERLYING     EMPLOYEES    EXERCISE OR                           TERM
                                OPTIONS      IN FISCAL    BASE PRICE    EXPIRATION   ---------------------------
            NAME             GRANTED(#)(1)      YEAR        ($/SH)         DATE       5% ($)(2)      10% ($)(3)
            ----             -------------   ----------   -----------   ----------    ---------      ----------
David A. Helfand............    10,000          2.8         21.375       5/13/07       134,426         340,662
Howard Walker...............         0            0              0            --             0               0
Thomas P. Heneghan..........         0            0              0            --             0               0
Ellen Kelleher..............         0            0              0            --             0               0
Gary W. Powell..............         0            0              0            --             0               0

---------------
(1) One-third of the options granted on May 13, 1997, are exercisable six months after initial grant, one-third are exercisable one year following such grant date and one-third are exercisable two years following such grant date.

(2) Assumes stock price of $34.82.

(3) Assumes stock price of $55.44.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                       VALUE OF
                                                                    NUMBER OF        UNEXERCISED
                                             SHARES                UNEXERCISED       IN-THE-MONEY
                                            ACQUIRED                OPTIONS AT        OPTIONS AT
                                               ON       VALUE       FY-END(#)        FY-END($)(1)
                                            EXERCISE   REALIZED    EXERCISABLE/      EXERCISABLE/
                   NAME                       (#)        ($)      UNEXERCISABLE     UNEXERCISABLE
                   ----                     --------   --------   -------------     -------------
David A. Helfand..........................     0          0       122,000/10,000   1,066,582/65,418
Howard Walker.............................     0          0        10,000/5,000      112,500/56,250
Thomas P. Heneghan........................     0          0        28,000/5,000      273,000/56,250
Ellen Kelleher............................     0          0        21,000/0          139,875/0
Gary W. Powell............................     0          0        64,000/0          739,000/0

---------------
(1) Assumes a value equal to the year-end stock price of $27.00 less the exercise price of in-the-money options.

                           COMPENSATION OF DIRECTORS

     The Company paid each of its non-employee directors an annual fee of $30,000 in 1997. In addition, directors who serve on the Audit Committee, Executive Committee or Compensation Committee receive an additional $1,000 per annum for each committee on which they serve. Committee chairs receive an additional $500 per annum. Directors who are employees of the Company are not paid any directors' fees or committee fees. The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company. Additionally, on the date of the first Board of Director's meeting after each Annual Meeting of Stockholders, each director then in office will receive an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     The Compensation Committee members for 1997 were Messrs. Chisholm, Masotti and Waterman.

     No Compensation Committee interlocking relationships existed during 1997.

     Mr. Zell and Mrs. Rosenberg serve as members of the board of directors of numerous non-public companies owned or controlled in whole or in part by Mr. Zell or his affiliates which do not have compensation committees, and in many cases, the executive officers of those companies include Mr. Zell and Mrs. Rosenberg.

     For a description of certain transactions with Board members or their affiliates, see "Certain Relationships and Related Transactions."

     Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation presented below and the Performance Graph following such report shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board determines the compensation of the Company's executive officers, including those named in the Summary Compensation Table. The Compensation Committee believes that the compensation of the Company's Chief Executive Officer and all of the Company's executive officers should be both competitive and based on individual and Company performance.

     The Company's compensation policy takes into account a review of local and national peer group salary surveys focusing primarily on the SNL Executive Compensation Review 1997 for REITs ("SNL Survey"). The SNL Survey contains detailed compensation and performance data on publicly traded REITs. The Committee believes the SNL Survey provides comparable salary data for the Company. The Committee believes that its compensation levels compare favorably to its peer groups described in the surveys and targets median to high compensation levels for its executive officers. This is not the same peer group that is used in the Performance Graph on page 12.

     During the fiscal year ended December 31, 1997, there were three major components of executive compensation: base salary, bonuses, and restricted stock. This salary structure is designed to attract and retain highly qualified executives. This is accomplished by providing competitive base salaries and meaningful incentives, including short-term, mid-term and long-term incentives, intended to reward performance. Benchmarks for determining base salary and bonus levels include targeted funds from operations ("FFO") levels, strength of the balance sheet, and creation of stockholder value. Each performance measure carries equal weight.

     The Company's overall salary structure is reviewed annually by the Compensation Committee using the SNL Survey for guidance. Where salary information is unavailable for a particular position, other positions having similar responsibilities either within the Company or in companies of comparable size are used. Salary increases are based both upon each executive's, including the chief executive officer's, performance and contribution to the Company's performance.

     Further short-term and mid-term incentives for executive officers are accomplished through the Company's management-by-objective ("MBO") bonus plan. The MBO bonus plan involves the Company and the executive officer setting goals for such executive officer at the beginning of each year. The Compensation Committee established the following bonus ranges for its executive officers based on salary for 1997:

President and Chief Executive Officer      0 -- 75%
Executive Vice Presidents                  0 -- 50%
Senior Vice Presidents                     0 -- 35%
Vice Presidents                            0 -- 20%

     In determining the amount of the bonuses for 1997, the following criteria were taken into account: achieving targeted FFO levels; the strength of the balance sheet; and creation of stockholder value. The achievement of targeted FFO levels included gains achieved through reduction of expenses, and increases in revenue achieved through increases in rental rates and increases in occupancy at the Company's communities. The strength of the balance sheet included maintenance of appropriate debt-to-equity levels and maintaining and improving asset value. Increases in stockholder value included improving the performance of the Common Stock in the long term and maintaining and improving the dividend yield on the Common Stock. The Compensation Committee believes such goals were met or exceeded during 1997. As a result, an additional bonus pool was made available to acknowledge employees' contribution to the overall performance of the Company. All executive officers received an additional bonus.

     It is the Compensation Committee's intention to tie executive officers', including the Chief Executive Officer's, compensation to the continued performance of the Company. The Company accomplishes this by awarding each executive officer 50% of his MBO bonus in restricted Common Stock. Requiring executive officers to "invest" 50% of their bonuses in Common Stock facilitates better alignment of such executive officer's compensation with the Common Stock's performance. These restricted stock awards accomplish the Company's objective of mid-term incentives.

     To provide long-term incentives for executive officers and as a means to retain qualified executives, the Company created the 1997 Restricted Stock Award Program (the "1997 Awards") to provide for restricted stock awards for the next five years. On December 30, 1997 awards of restricted stock units were granted to executive officers other than Mr. Helfand, which will be converted to restricted stock if Proposal 2 is approved by stockholders at the Meeting. The restricted stock, if issued, will vest 50% on June 30, 1998, 25% on December 31, 1998 and 25% on December 31, 1999, subject to acceleration in the case of death, disability, involuntary termination not for cause or change of control. The number of shares of Common Stock awarded under the 1997 Awards is based upon a fixed number determined for each of the executive officers which number increases or decreases based on the increase or decrease in the fair market value of a share of Common Stock and the amount of the dividends paid per share times a multiple determined by the Compensation Committee. The Compensation Committee recognizes that while the MBO bonus program provides for positive short-term and mid-term performance, the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company's Common Stock.

     At the end of 1997, the Compensation Committee granted options to purchase Common Stock to many of the Company's employees. The executive officers of the Company were not granted options. Mr. Helfand was granted an option to purchase 10,000 shares in his capacity as a director as were all other directors of the Company on May 13, 1997.

     The Compensation Committee believes that the compensation program properly rewards its executive officers for achieving improvements in the Company's performance and serving the interest of its stockholders.

     Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), generally disallows a Federal income tax deduction for compensation in excess of $1 million paid in any year to any of the Company's executive officers listed in the Summary Compensation Table who are employed by the Company on the last day of a taxable year. Section 162(m), however, does allow a deduction for payments of "performance based" compensation, which includes most stock options and other incentive arrangements, the material terms of which have been approved by stockholders. Stock awards under the Company's Amended & Restated 1992 Stock Option & Stock Award Plan may, but need not, satisfy the requirements of Section 162(m). The Company believes that because it qualifies as a REIT under the Code and therefore is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect the Company's taxable income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to Federal income taxation as dividend income rather that return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholders' distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of individual stockholders. For the above reasons, the Company may or may not structure compensation arrangements to satisfy the requirements for performance based compensation under Section 162(m).

                            Respectfully submitted,
                               Donald S. Chisholm
                                Louis H. Masotti
                                Gary L. Waterman

                               PERFORMANCE GRAPH

     The following performance graph compares total stockholders' return on the Common Stock since February 24, 1993, the date of commencement of the Company's initial public offering ("IPO"), with the Standard and Poors ("S&P") 500 Stock Index and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The Common Stock price performance graph assumes an investment of $100 in the Common Stock on February 24, 1993 and an investment of $100 in the two indexes on February 24, 1993 and further assumes the reinvestment of all dividends. Equity REITs are defined as those REITs which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market. Common Stock price performance presented for the period from February 24, 1993 through December 31, 1997 is not necessarily indicative of future results.

               Measurement Period                                       S&P 500            NAREIT
             (Fiscal Year Covered)                      MHC           Stock Index       Equity Index
February 1993                                                  100               100               100
1993                                                        174.04            109.17            106.70
1994                                                        170.05            110.61            110.10
1995                                                        160.85            152.18            142.46
1996                                                        227.51            187.12            171.65
1997                                                        278.87            249.54            206.41

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of March 13, 1998 (except as noted), with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                              AMOUNT AND NATURE OF
                 NAME AND BUSINESS ADDRESS                         BENEFICIAL         PERCENT OF
                    OF BENEFICIAL OWNER                           OWNERSHIP(1)          CLASS
                 -------------------------                    --------------------    ----------
Samuel Zell and entities controlled by Samuel Zell                 2,975,251            10.9%
  and Ann Lurie and entities
  controlled by Ann Lurie(2)(3).............................
Two North Riverside Plaza
Chicago, Illinois 60606
General Motors Hourly-Rate Employes.........................       2,271,198             9.2%
  Pension Trust and
  General Motors Salaried
  Employes Pension Trust(4)
c/o General Motors Investment
  Management Corporation
767 Fifth Avenue
New York, New York 10153
Goldman Sachs & Co. and.....................................       1,745,604             7.0%
  The Goldman Sachs Group, L.P.(5)
85 Broad Street
New York, NY 10004
FMR Corp(6).................................................       1,370,900             5.5%
82 Devonshire Street
Boston, MA 02109
The Prudential Insurance Company of America(7)..............       1,279,900             5.2%
751 Broad Street
Newark, New Jersey 07102
Fleet Financial Group, Inc.(8)..............................       1,279,023             5.2%
One Federal Street
Boston, MA 02110

---------------
(1) The amounts of Common Stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of March 13, 1998 to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(2) Includes Common Stock, OP Units which are exchangeable for Common Stock, and options to purchase Common Stock which are currently exercisable or exercisable within 60 days owned as follows:

                                                                       COMMON
                                                                       STOCK          OP UNITS       OPTIONS
                                                                       ------         --------       -------
      ENTITIES CONTROLLED BY SAMUEL ZELL:
      Samuel Zell...............................................        1,071                --      96,666
      Samuel Zell Revocable Trust...............................        4,406                --          --
      Samstock/SZRT, L.L.C......................................      294,133            13,641          --
      Samstock/ZGPI, L.L.C......................................        6,003                --          --
      Samstock, L.L.C...........................................           --           601,665          --
      Samstock/ZFT, L.L.C.......................................           --           187,278          --
      Donald S. Chisholm Trust..................................        7,000                --          --
      ENTITIES CONTROLLED BY ANN LURIE:
      Ann Lurie Revocable Trust.................................      364,512                --          --
      Anda Partnership..........................................           --           233,694          --
      LFT Partnership...........................................           --             5,436          --
      ENTITIES CONTROLLED BY SAMUEL ZELL & ANN LURIE:
      EGI Holdings, Inc.........................................           --           579,873          --
      EGIL Investments, Inc.....................................           --           579,873          --
                                                                      -------         ---------      ------
      TOTALS:...................................................      677,125         2,201,460      96,666
                                                                      =======         =========      ======

    Mr. Zell disclaims beneficial ownership of 371,512 shares of Common Stock and 819,003 OP Units. Mrs. Lurie disclaims beneficial ownership of 312,613 shares of Common Stock, 1,382,457 OP Units and options to purchase 96,666 shares of Common Stock.

(3) Includes 1,382,457 OP Units (exchangeable into 1,382,457 shares of Common Stock) and 300,136 shares of Common Stock which are pledged as collateral for loans to four financial institutions. Under the loan agreements, the institutions cannot vote (assuming exchange of the OP Units for Common Stock) or exercise ownership rights relating to the pledged OP Units or Common Stock unless there is an event of default.

(4) The shares reported herein are held of record by Mellon Bank, N.A. acting as the trustee (the "Trustee") for the General Motors Hourly-Rate Employes Pension Plan and the General Motors Salaried Employes Pension Plan (collectively, the "GM Trusts"). The GM Trusts are trusts under and for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by GMIMCo, a wholly owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and associated entities. GMIMCo is serving as the GM Trusts' investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.

(5) Pursuant to a Schedule 13G filed with the SEC for calendar 1997, the Goldman Sachs Group, L.P. ("GS Group") and Goldman Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the Common Stock beneficially owned by
    (i) managed accounts and (ii) certain investment limited partnerships, of which a subsidiary of GS Group or Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than GS Group, Goldman Sachs or their affiliates.

(6) Pursuant to a Schedule 13G filed with the SEC for calendar 1997, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 ("Investment Act"), is the beneficial owner of 1,370,700 shares of Common Stock as a result of acting as investment advisor to various investment companies under the Investment Act.

    Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 200 shares of Common Stock as a result of its serving as investment manager of institutional account(s).

(7) Pursuant to a Schedule 13G filed with the SEC for calendar 1997, Prudential may have direct or indirect voting and/or investment discretion over 1,279,900 shares of Common Stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or affiliates. Prudential reported the combined holdings of these entities for the purpose of administrative convenience.

(8) Pursuant to a Schedule 13G filed with the SEC for calendar 1997, Fleet Financial Group, Inc. is a parent holding company for the following banking subsidiaries which acquired the shares of Common Stock: Columbia Management Company; Columbia Funds Management Company; and Fleet Investment Advisors.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 13, 1998, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director of MHC, by the five executive officers named in the Summary Compensation Table and by all directors and executive officers as a group:

                                                    SHARES OF       SHARES UPON                 PERCENT
                                                     COMMON         EXERCISE OF                   OF
           NAME OF BENEFICIAL HOLDER                STOCK(1)        OPTIONS(2)     TOTAL(1)      CLASS
           -------------------------                ---------       -----------    --------     -------
Donald S. Chisholm..............................       17,000(3)       36,667         53,667        *
Thomas E. Dobrowski.............................            0          46,667         46,667        *
David A. Helfand................................      135,107         128,667        263,774     1.1%
Thomas P. Heneghan..............................      105,249          28,000        133,249        *
Ellen Kelleher..................................       92,227          21,000        113,227        *
Louis H. Masotti................................          602          26,667         27,269        *
John F. Podjasek, Jr. ..........................        2,418          36,667         39,085        *
Gary W. Powell..................................      240,212          64,000        304,212     1.2%
Sheli Z. Rosenberg..............................       25,550(4)       64,000         89,550        *
Michael A. Torres...............................        2,438          46,667         49,105        *
Howard Walker...................................       90,840          10,000        100,840        *
Gary L. Waterman................................        1,418          46,667         48,085        *
Samuel Zell.....................................    2,274,943(3)(5)    96,666      2,364,609     8.8%
All directors and executive officers as a group
  (15 persons) including the above-named
  persons.......................................    2,981,321         662,832      3,644,153    13.2%

---------------
 *  Less than 1%

(1) The amounts of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of March 13, 1998 to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(2) The amounts shown in this column reflect shares of Common Stock subject to options granted under the Company's Amended and Restated 1992 Stock Option and Stock Award Plan which are currently exercisable or exercisable within 60 days of the date of this table.

(3) Includes 7,000 shares owned by the Donald S. Chisholm Trust, Samuel Zell, Trustee. Under the regulations of the SEC, Mr. Zell may be deemed to be the beneficial owner of all the shares which are beneficially owned by the Donald S. Chisholm Trust. Mr. Zell disclaims beneficial ownership of the shares owned by the Donald S. Chisholm Trust.

(4) Includes 11,530 OP Units beneficially owned by Mrs. Rosenberg which are exchangeable into 11,530 shares of Common Stock.

(5) Includes 1,962,330 OP Units which are exchangeable into 1,962,330 shares of Common Stock and 300,136 shares of Common Stock beneficially owned by entities in which Mr. Zell has a pecuniary interest or which he may be deemed to control. See "Security Ownership of Certain Beneficial Owners." Mr. Zell disclaims beneficial ownership of 579,873 OP Units owned which are exchangeable into 579,873 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company occupies office space owned by an affiliate of EGI, an entity controlled by Mr. Zell, at Two North Riverside Plaza, Chicago, Illinois 60606. In addition, pursuant to an administrative services agreement, EGI or certain of its affiliates provides the Company and its subsidiaries with office space and certain administrative, office facility and other services with respect to certain aspects of the Company's business, including, but not limited to, financial and accounting services, tax services, investor relations, corporate secretarial, computer and support services and other services. Amounts incurred for these services amounted to approximately $140,000 for the year ended December 31, 1997. Amounts due to these affiliates at December 31, 1997 were $15,000. Other affiliates of Mr. Zell provided insurance brokerage services (excluding reimbursements for insurance premiums paid to third parties), tax and accounting services and computer services to the Company. Amounts incurred for these services amounted to approximately $313,000 for the year ended December 31, 1997. Amounts due to these affiliates at December 31, 1997 were $28,000.

     Rosenberg & Liebentritt, P.C., a law firm in which Mrs. Rosenberg was a principal until September 1997, performs legal services to the Company. Amounts incurred for these services amounted to approximately $146,000 for the year ended December 31, 1997. Amounts due to Rosenberg & Liebentritt, P.C. at December 31, 1997 were $35,000.

     The independent members of the Board annually review and approve the rates charged by EGI and its affiliates for services rendered to the Company and its subsidiaries. Additionally, the budget for such services are submitted, reviewed and approved by the Audit Committee of the Company.

     The executive officers listed below are indebted to the Company as a result of purchasing stock from the Company. The loans accrue interest, payable quarterly in arrears at the applicable federal rate, as defined in the Code in effect at the time the loans were made. The loans are recourse to the respective individuals; are collateralized by a pledge of the shares of Common Stock purchased; and are due and payable of the first to occur of the employee leaving the Company or March 3, 2003 for the loans bearing interest at 6.77% and January 2, 2005 for the loans bearing interest at 5.91%. All dividends paid on pledged shares in excess of the then marginal tax rate are used to pay interest and principal on the loans.

                                                LARGEST AGGREGATE      BALANCE AS OF
                    NAME                       AMOUNT OWED IN 1997   DECEMBER 31, 1997   INTEREST RATE
                    ----                       -------------------   -----------------   -------------
David A. Helfand.............................       $125,226             $      0            6.77%
David A. Helfand.............................        920,029                    0            5.91%
Howard Walker................................        883,039              882,948            5.91%
Thomas P. Heneghan...........................        881,458              848,844            5.91%
Ellen Kelleher...............................        876,228              867,779            5.91%
Gary W. Powell...............................        953,802              885,537            6.77%
Gary W. Powell...............................        883,801              881,691            5.91%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of its Common Stock, to file reports of ownership and changes of ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of those forms received by the Company, or written representations from directors and officers that no Forms 5 were required to be filed, it appears that no director or officer or 10% owner failed to file a monthly report of a transaction on a timely basis.

                                   PROPOSAL 2

                         APPROVAL OF THE SECOND AMENDED
                         AND RESTATED 1992 STOCK OPTION
                              AND STOCK AWARD PLAN

     The Board has approved and recommends that the stockholders consider and approve the Company's Second Amended and Restated 1992 Stock Option and Stock Award Plan (the "Plan"). The Plan is set forth in Exhibit A attached to this Proxy Statement.

     The 1992 Stock Option Plan was adopted by the Company effective December 18, 1992 and was amended and restated, effective March 1, 1994, as the Amended and Restated 1992 Stock Option and Stock Award.

     On November 4, 1997, Board of Directors approved an amendment to the Amended and Restated 1992 Stock Option and Stock Award Plan which increased by 2,000,000 the number of shares available for future grant. On March 10, 1998, the Board approved the Plan which not only incorporated the November 4, 1997 amendment but other technical changes.

     Pursuant to the Plan, officers, directors, employees and consultants of the Company are offered the opportunity: (i) to acquire shares of Common Stock through the grant of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") and stock appreciation rights ("SARs"); and (ii) to be awarded shares of Common Stock, subject to conditions and restrictions as described in the Plan or determined by the Committee. At present there are approximately 275 persons who are currently Plan participants. It is not possible at this time to estimate the number of additional persons who will become eligible to participate in the Plan.

     The Compensation Committee ("Committee") may, in order to achieve certain tax consequences under Section 162(m) of the Code, establish performance-related goals to be used in connection with conditions, restrictions and limitations for awards of stock under the Plan. To the extent such tax consequences are not desired, the following performance-related goals may not be established. If the Committee chooses to establish performance-related goals for a particular grant or award, it may choose such goals from among the following factors, or any combination thereof, as it deems appropriate or choose any other performance-related goal it may establish from time to time: total stockholder return; growth in funds from operations (as defined by the National Association of Real Estate Investments Trusts ("NAREIT"), from time to time), revenues, net income, stock price and/or earnings per share; dividend growth; return on assets, net assets and/or capital; return on stockholders' equity; debt/equity ratio; working capital; the Company's financial performance versus its peers; economic value added; acquisitions; expense reductions; and adherence to strategic plan. The Committee may select among the goals specified from award to award, and the Committee need not select the same, or any, goals for each grantee.

     Set forth below is information concerning stock option grants made on December 16, 1997 by the Committee which are subject to the approval by the stockholders at the Meeting of this Proposal for Executive Officers as a Group, Non-Executive Directors as a Group and All Employees, except Executive Officers, as a Group. The maximum benefit received by such grantees pursuant to these grants cannot be determined at this time because the future performance of the Common Stock is unknown. The Committee may make additional grants in 1998 and beyond that could be on materially different terms from those of the grants set forth below. It is not possible to determine the maximum benefits (other than pursuant to limits on the number of shares that may be granted in the aggregate or to any person) that will be granted to any person in 1998 under the Plan or what benefits or amount would have been received by any person. Information concerning Restricted Stock Unit grants to the named Executive Officers is included in the Summary Compensation Table. No named Executive Officer was granted stock options on December 16, 1997.

                                                                                     NUMBER OF SHARES
                                                               NUMBER OF SHARES    SUBJECT TO RESTRICTED
                     NAME AND POSITION                        SUBJECT TO OPTIONS        STOCK UNITS
                     -----------------                        ------------------   ---------------------
Executive Officers as a Group, including those named                 1,000                77,500
  above.....................................................
Non-Executive Directors as a Group..........................       125,000                     0
All Employees, except Executive Officers, as a Group........       146,600                     0

     On March 20, 1998, the Common Stock closed at $25.9375.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences to the Company and the grantee upon the grant and exercise of stock options and SARs are substantially as follows:

     A grantee will not recognize any taxable income at the time an NQSO is granted. Upon the exercise of the NQSO, the grantee will recognize ordinary income equal to the excess of the fair market value of the shares received on the exercise over the option price.

     The Company is not entitled to a tax deduction at the time an NQSO is granted; however, the Company is entitled to a deduction equal to the grantee's taxable income at the time the grantee recognizes the income. The Company will withhold from the grantee taxes due, as the Company determines is required.

     A grantee will not recognize income at the time an ISO is granted and generally will not recognize income when the ISO is exercised. The excess of the fair market value of the shares received on the date of exercise over the option price is an item of tax preference for purposes of computing the alternative minimum tax. If the shares received upon the exercise of an ISO are disposed of in a "disqualifying disposition" (i.e., disposition of shares within one year after exercise of the ISO or within two years of the date of grant), the grantee has income equal to the excess of the amount realized on the disposition over the exercise price. The excess of the fair market value of the shares on the date of exercise over the option price will be ordinary income; the balance, if any, will be a capital gain. If the grantee sells the shares in a disposition which is not a disqualifying disposition, the grantee will realize capital gain on the sale equal to the excess of the amount realized on the sale over the option price.

     The Company is not entitled to a tax deduction as a result of the grant or exercise of an ISO. If the grantee makes a disqualifying disposition of shares, the Company is entitled to a deduction equal to the amount of the grantee's ordinary income.

     A grantee will not recognize taxable income at the time an SAR is granted. When the grantee exercises the SAR, the fair market value of the shares received and/or the cash received is ordinary income to the grantee.

     The Company is not entitled to a tax deduction when the SAR is granted but is entitled to a deduction equal to the taxable income recognized by the grantee on the exercise of the SAR and the Company will withhold from the grantee taxes due, as the Company determines is required.

     A grantee who receives restricted stock may make an election under Section 83(b) of the Code (a "Section 83(b) Election") to have the grant taxed as compensation income at the time of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted shall be taxed as a capital gain (or loss) upon a subsequent sale of the shares. However, if the grantee does not make a Section 83(b) Election, then the grant will be taxed as compensation income at the full fair market value (less any amount paid therefor by the grantee) on the date that the restrictions imposed on the shares expire. Unless a grantee makes a Section 83(b) Election, any dividends paid on the stock subject to the restrictions are compensation income to the grantee.

     The Company is generally entitled to an income tax deduction for any compensation income taxed to the grantee, including dividends paid on the stock, subject to the limitations of Section 162(m) of the Code.

     THE BOARD RECOMMENDS A VOTE "FOR" THE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE PURCHASE PLAN UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

                                    AUDITORS

     Ernst & Young LLP served as the Company's auditors for the year ended December 31, 1997. The Audit Committee intends to make a future recommendation to the Board concerning the selection of the Company's auditors for the current fiscal year which began January 1, 1998. There have been no disagreements between the Company and its auditors relating to accounting procedures, financial statement disclosures, or related items. Representatives of Ernst & Young LLP are expected to be available at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Under regulations adopted by the SEC, stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 2, 1998, in order to be considered for inclusion in the Company's proxy statement and on the proxy card that will be solicited by the Board in connection with the 1998 Meeting.

     In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at a Meeting or propose business for consideration at such Meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's Meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

                                 OTHER MATTERS

     The Board is not aware of any business which will be presented at the Meeting other than those matters set forth in the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Meeting for action, it is intended that the persons named in the accompanying Proxy and acting thereunder will vote in accordance with their best judgment on such matters.

                                          ======= By Order of the Board of
                                          Directors

                                          SUSAN OBUCHOWSKI
                                          Susan Obuchowski
                                          Secretary

March 31, 1998
Chicago, Illinois

                                                                       EXHIBIT A

                      MANUFACTURED HOME COMMUNITIES, INC.
                        SECOND AMENDED AND RESTATED 1992
                       STOCK OPTION AND STOCK AWARD PLAN

     1. Purpose. The Manufactured Home Communities, Inc. Second Amended and Restated 1992 Stock Option and Stock Award Plan (the "Plan") has been established by Manufactured Home Communities, Inc., a Maryland corporation (the "Company"), to secure for the Company and its stockholders the benefits arising from capital ownership by those employees, officers, directors and consultants of the Company and its Subsidiaries (as defined below) who are and will be responsible for its future growth and continued success. The Plan will provide a means whereby such individuals may receive: (i) shares of the Common Stock of the Company ("Shares"), subject to conditions and restrictions described herein and otherwise determined by the Board of Directors ("Stock Awards"); and (ii) options to purchase Shares ("Options"). The term "Subsidiary" means each entity the Company owns or controls directly or indirectly either through voting control or as a general partner, provided that, for purposes of Incentive Stock Options (as defined below) such term shall have the meaning given in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Administration. The authority to manage and control the operation and administration of the Plan shall be vested in a Committee (the "Committee") consisting of two (2) or more members of the Board of Directors of the Company, each of whom is a "disinterested person" as such term is defined in Section 240.16b-3(c)(2)(i) of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 (the "Act") (and, in addition, with respect to any grant of an Option or the determination of conditions and restrictions intended to make a Stock Award constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code, as amended ("Code"), such grant, award or determination is made by a Committee consisting of two (2) or more outside directors as such term is defined in Treasury Regulation Section 1.162-27(e)(3)), who shall be appointed by, and may be removed by, such Board, provided that the Committee shall have no authority, power or discretion to determine the number or timing of Options and Stock Awards granted pursuant to paragraph 3(b) or 3(c), or to alter the terms and conditions of Options or Stock Awards as set forth therein. Any interpretation of the Plan by the Committee and any decision made by the Committee on any other matter within its discretion is final and binding on all persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan.

     3. Participation.

     (a) Subject to the terms and conditions of the Plan, the Committee shall determine and designate from time to time the employees, officers, directors and consultants of the Company and its Subsidiaries to whom Options and Stock Awards are to be granted ("Grantees"), the number of Shares subject to such Option and Stock Award to be granted to each Grantee and the terms, conditions and restrictions applicable to such Option or Stock Award. Notwithstanding the foregoing, the maximum number of Shares with respect to which Options and Stock Awards may be granted during any calendar year to any Grantee is 250,000 Shares.

     (b) An Option to purchase (i) ten thousand (10,000) Shares shall be awarded to each member of the Board of Directors of the Company on the date of each meeting of the Board held immediately after each annual meeting of the Company's stockholders, and (ii) the product of ten thousand (10,000) Shares times a fraction, the numerator of which is the number of quarters (or any portion thereof) such director will serve before the next annual meeting of the Company's stockholders and the denominator of which is four, shall be awarded to each new member of the Board of Directors of the Company on the date he or she first becomes a member of the Board of Directors of the Company. A director shall become a Grantee in the Plan on the first date on which the director is awarded an Option under the Plan. Directors may, in addition to Options awarded under this paragraph, also be entitled to Options under paragraph 3(a).

     (c) As of the date on which a distribution (the "Bonus") is made under the Company's Management by Objectives Bonus Plan (the "MBO Plan"), a Stock Award will be made to each individual who (i) receives a Bonus, and (ii) has (A) a title of Vice President or more senior, or (B) a target bonus range of at least 0-20% of base salary. The Grant Value of such Stock Award, as of such date, shall be in an amount equal to fifty percent (50%) of the Bonus and shall be made in lieu of fifty percent (50%) of the Bonus otherwise payable to such individual. All Stock Awards shall be in full satisfaction of the applicable portion of the Bonus, shall be made without other payment therefor, and shall be governed by paragraph 5 hereof.

     (d) Subject to the provisions of paragraph 15, for all purposes of the Plan
(i) the "Grant Value" of a Stock Award grant made pursuant to paragraph 3(c) shall equal the Fair Market Value of the Shares subject thereto as of the date of grant, and (ii) the "Fair Market Value" of a Share as of any date means the closing price of the Shares on the New York Stock Exchange on such date.

     4. Shares Subject to the Plan. Subject to the provisions of paragraph 15, the aggregate number of Shares for which Options and Stock Awards may be granted under the Plan shall not exceed 4,000,000 Shares. If any Option or Stock Award granted pursuant to the Plan shall expire, be forfeited or terminate for any reason (including without limitation the settlement in cash in lieu of exercise of an Option), the number of Shares then subject to the Option or Stock Award shall again be available for grant under the Plan unless the Plan shall have terminated.

     5. Stock Awards.

     (a) (i) A Stock Award granted under paragraph 3(a) shall be subject to the condition that it will be forfeited to the Company upon the Grantee's termination of employment with the Company and all Extended Companies (as defined below) within one year from the date of grant of the Stock Award ("Date of Grant"), and may be subject to such further conditions and restrictions established by the Committee at the Date of Grant (including conditions requiring employment by the Grantee for a period in excess of one year). Any Stock Awards containing further conditions and restrictions as established by the Committee shall be described in such term sheets or supplements as are approved by the Committee from time to time. For purposes of the Plan, "Extended Company" means any company designated as such by the Committee, but only if that Extended Company either (x) provides that awards that are issued to its employees and other persons, which are comparable to awards under the Plan, will not expire if such employees or other persons terminate their relationship with such company and immediately begin service as an employee, officer, director or consultant of the Company or (y) has no similar plan in effect. The Extended Companies may be changed by the Committee from time to time.

     (ii) A Stock Award granted under paragraph 3(c) shall be forfeited to the Company upon a Grantee's termination of employment with the Company and all Extended Companies within two years from the Date of Grant, unless (A) the Grantee has five years of service for vesting purposes under the MHC ADVANTAGE Retirement Plan at the time of such termination of employment, (B) such termination is not for "good cause" (as determined by the Committee), and (C) within one year following such termination of employment, the Grantee does not become employed by a competitor of the Company.

     (iii) Notwithstanding the foregoing, the restrictions on all Stock Awards under this Plan shall immediately lapse in the event of the termination of a Grantee's employment with the Company or an extended Company following (A) the Grantee's Disability (as defined in the MHC Advantage Retirement Plan), (B) the Grantee's death, (C) the Grantee's retirement at or after Normal Retirement Date as defined in the MHC Advantage Retirement Plan, or (D) a "Change in Control" of the Company.

     (b) A "Change in Control" shall be deemed to occur upon:

          (i) the acquisition by any entity, person, or group of more than 50% of the outstanding Shares from the holders thereof;

          (ii) a merger or consolidation of the Company with one or more other entities as a result of which the ultimate holders of outstanding Shares immediately prior to such merger hold less than 50% of the shares of beneficial ownership of the surviving or resulting corporation; or

          (iii) a transfer of substantially all of the property of the Company other than to an entity of which the Company directly or indirectly owns at least 50% of the shares of beneficial ownership.

     (c) The Grantee shall be entitled to all of the rights of a stockholder with respect to the Stock Awards including the right to vote such Shares and to receive dividends and other distributions payable with respect to such Shares from and after the Date of Grant; provided that any securities or other property (but not cash) received in any such distribution with respect to a Stock Award that is still subject to the restrictions in paragraph (a)(i) or (ii) above, shall be subject to all of the restrictions set forth herein with respect to such Stock Award.

     (d) Certificates for the Stock Award shall be issued in the Grantee's name and shall be held in escrow by the Company until all restrictions lapse or such Shares are forfeited as provided herein. A certificate or certificates representing a Stock Award as to which restrictions have lapsed shall be delivered to the Grantee upon such lapse.

     (e) Whenever the recipient of a Stock Award recognizes income with respect thereto, the Company shall have the right to withhold from amounts payable to such recipient in any manner, as necessary to satisfy all federal, state and local payroll tax withholding requirements. Alternatively, the Committee may elect to have Shares withheld by the Company from the Shares otherwise to be delivered to a Grantee. The number of Shares so withheld for payment of tax withholding shall have an aggregate Fair Market Value as of the later of the date the Committee makes the foregoing election or the date as of which income is recognized with respect to such Shares sufficient to satisfy the applicable withholding taxes.

     6. Stock Options. Any Option to purchase Shares granted under paragraph 3(a) that satisfies all of the requirements of Section 422 of the Code may be designated by the Committee as an "Incentive Stock Option." Options that are not so designated, or that do not satisfy the requirements of Section 422 of the Code or that are granted under paragraph 3(b) shall not constitute Incentive Stock Options and shall be Non-Qualified Stock Options.

     7. Option Price. The price at which a Share may be purchased pursuant to the exercise of any Non-Qualified Stock Option shall not be less than 100% of its Fair Market Value on the date the Option is awarded under the Plan. The Option price of an Incentive Stock Option shall not be less than the Fair Market Value of a Share on the date the Option is awarded under the Plan and, with respect to an employee who owns on the Date of Grant more than 10% of the Company's Shares, shall not be less than 110% of its Fair Market Value on such date.

     8. Stock Appreciation Rights. The Committee may, in its sole discretion, award "Stock Appreciation Rights" together with any Option granted under paragraph 3(a). A Grantee who is awarded a Stock Appreciation Right shall be entitled to receive from the Company, at the time such right is exercised, that number of Shares having an aggregate Fair Market Value as of the date of exercise equal to the product of (i) the number of Shares as to which the Grantee is exercising the Stock Appreciation Right, and (ii) the excess of the Fair Market Value (at the date of exercise) of a Share over the exercise price specified by the Committee at the time of the award of the related Option, provided that the Committee, in its sole discretion, may elect to settle all or a portion of the Company's obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash in an amount equal to the Fair Market Value as of the date of exercise of the Shares it would otherwise be obligated to deliver; provided that any election by the Committee to settle in cash with regard to a Grantee who is subject to Section 16 of the Act shall be in conformance with Section 240.16b-3 of the General Rules and Regulations promulgated under the Act. Stock Appreciation Rights shall be exercisable only to the extent that the related Option is exercisable and at the exercise price of the Option. The Stock Appreciation Right shall be canceled to the extent that the related Option is exercised and the Option shall be canceled to the extent that the related Stock Appreciation Right is exercised.

     9. Option Expiration Date. The "Expiration Date" with respect to an Option or any portion thereof granted under paragraph 3(a) means the date established by the Committee at the Date of Grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Option is granted. If the employment of a Grantee with the Company and all Extended Companies terminates for any reason (other than death or disability which are governed by Section 12), such Grantee's Option may not be exercised after the date of such cessation of employment except to the extent the Committee permits exercise after such date but, in any case, no later than
(i) three months after Grantee's termination for any reason (other than death, disability or Change in Control) and (ii) the Option's Expiration Date. Notwithstanding the foregoing, in no event may a Grantee exercise an Option following the termination of the Grantee's employment if the Committee determines in its discretion that such employment was terminated for good cause. The Expiration Date with respect to an Option or any portion thereof granted under paragraph 3(b) means the date which is ten (10) years after the date on which the Option is granted. All rights to purchase Shares pursuant to an Option shall cease as of the Option's Expiration Date. In the event of a Change in Control, all Options then outstanding under the Plan shall immediately vest.

     10. Exercise of Options.

     (a) Each Option granted under paragraph 3(a) shall be exercisable, either in whole or in part, at such time or times as shall be determined by the Committee at the time the Option is granted or at such earlier times as the Committee shall subsequently determine, but in no event later than the Option's Expiration Date.

     (b) Shares with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year may not exceed one hundred thousand dollars ($100,000)). Any Options that become exercisable in excess of such amount shall be deemed to be a Non-Qualified Stock Option to the extent of such excess.

     (c) Each Option granted under paragraph 3(b) shall be exercisable, either in whole or in part, (i) with respect to three thousand, three hundred and thirty-three (3,333) of the Shares at any time on or after six (6) months from the Date of Grant, (ii) with respect to an additional three thousand, three hundred and thirty-three (3,333) of the Shares at any time on or after the first anniversary of the Date of Grant and (iii) with respect to the remaining Shares at any time on or after the second anniversary of the Date of Grant, but, in each case, no later than the Option's Expiration Date.

     (d) A Grantee may exercise an Option or a Stock Appreciation Right by giving written notice thereof prior to the Option's Expiration Date to the Secretary of the Company at the principal executive offices of the Company. Contemporaneously with the delivery of notice with respect to exercise of an Option, the full purchase price of the Shares purchased pursuant to the exercise of the Option, together with any required state or federal withholding taxes, shall be paid in cash, by tender of share certificates in proper form for transfer to the Company valued at the Fair Market Value of the Shares on the preceding day, by any combination of the foregoing or with any other consideration.

     (e) Upon the exercise of an Option or a Stock Appreciation Right requiring tax withholding, the Committee may elect to have Shares withheld by the Company from the Shares otherwise to be received by a Grantee. The number of Shares so withheld for payment of tax withholding shall have an aggregate Fair Market Value as of the date of exercise sufficient to satisfy the applicable withholding taxes. In addition to the terms set forth in this paragraph 10, all exercised Options and Stock Appreciation Rights shall be subject to such additional guidelines as established by the Committee.

     11. Compliance with Applicable Laws. Notwithstanding any other provision in the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and applicable requirements of any securities exchange or similar entity. Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares.

     12. Death/Disability of Grantee.

     (a) In the event of the death or disability (as defined in the MHC ADVANTAGE Plan, or, for ISOs only, as defined in Section 22(e)(3) of the Code) of a Grantee, all outstanding Options held by the Grantee on the date of his disability or by the Grantee on the date of his death (or, in either case, by a permitted transferee under paragraph 13) shall be exercisable by the Grantee or, in the case of the death of a Grantee, by the person or persons to whom that right passes by will or by the laws of descent and distribution for a period of twelve (12) months after the date of death or disability, but no later than the Option's Expiration Date. Any such exercise shall be by written notice thereof filed with the Secretary of the Company at the principal executive offices of the Company prior to the Option's Expiration Date.

     (b) Upon the death or disability of a Grantee, all restrictions on a Stock Award previously granted to the Grantee shall lapse and such Shares shall be delivered to the Grantee or to the person or persons to whom the right to such Shares passes by will or by the laws of descent and distribution.

     13. Transferability.

     (a) The Shares subject to Stock Awards granted under paragraph 3(a) or 3(c) shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee, while they are subject to the restrictions described in paragraph 5(a).

     (b) Options granted under the Plan are not transferable except (i) by will or by the laws of descent and distribution or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a qualified domestic relations order (as that term is defined in the Code) and (ii) a Grantee may transfer all or part of an Option that is not an Incentive Stock Option, or a Stock Appreciation Right, to the Grantee's spouse, child or children, grandchild or grandchildren, or other relatives or to a trust for the benefit of the Grantee and/or any of the foregoing; provided that the transferee thereof shall hold such Option or Stock Appreciation Right subject to all of the conditions and restrictions contained herein and otherwise applicable to the Option or Stock Appreciation Right, and that, as a condition to such transfer, the Company may require the transferee to agree in writing (in a form acceptable to the Company) that the transfer is subject to such conditions and restrictions. Except to the extent held by a permitted transferee hereunder, Options and Stock Appreciation Rights may be exercised during the lifetime of the Grantee only by the Grantee, and after the death of the Grantee, only as provided in paragraph 12.

     14. Employment and Stockholder Status. The Plan does not constitute a contract of employment or continued service, and selection as a Grantee will not give any employee or Grantee the right to be retained in the employ of the Company or any Extended Company or the right to continue as a director of the Company. Any Option or a Stock Award granted under the Plan shall not confer upon the holder thereof any right as a stockholder of the Company prior to the issuance of Shares pursuant to the exercise thereof. No person entitled to exercise any Option or Stock Appreciation Right granted under the Plan shall have any of the rights or privileges of a stockholder of record with respect to any Shares issuable upon exercise of such Option or Stock Appreciation Right until certificates representing such Shares have been issued and delivered. If the redistribution of Shares is restricted pursuant to paragraph 11, certificates representing such Shares may bear a legend referring to such restrictions.

     15. Adjustments to Number of Shares Subject to the Plan and to Option Terms. Subject to the following provisions of this paragraph 15, in the event of any change in the outstanding Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number and kind of Shares reserved for issuance under the Plan or subject to Options outstanding or to be granted under the Plan shall be proportionately adjusted so that the value of each Option shall not be changed, and the terms of any outstanding Option may be adjusted by the Committee in such manner as it deems equitable, provided that, in no event shall the Option price for a Share be adjusted below the par value of such Share, nor shall any fraction of a Share be issued upon the exercise of an Option. Shares subject to a Stock Award shall be treated in the same manner as other outstanding Shares; provided that any conditions and restrictions applicable to a Stock Award shall continue to apply to any Shares, other security or other consideration received in connection with the foregoing.

     16. Agreement with Company. At the time of a grant, the Committee may require a Grantee to enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

     17. Term of Plan. The Plan was effective December 18, 1992. No Options, Stock Awards or Stock Appreciation Rights may be granted under the Plan after December 18, 2002 or, if earlier, the date on which the Plan is terminated pursuant to paragraph 18.

     18. Amendment and Termination of Plan. Subject to any approval of the stockholders of the Company which may be required by law, the Board of Directors of the Company may at any time amend, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall alter or impair any Option, or Stock Appreciation Right or Stock Award previously granted under the Plan without the consent of the holder thereof. No amendment requiring stockholder approval under Section 240.16b-3 of the Act, Treasury Regulation
Section 1.162-27 or Section 422 of the Code shall be valid unless such stockholder approval is secured as provided therein.

                     MANUFACTURED HOME COMMUNITIES, INC.
              Two North Riverside Plaza, Chicago, Illinois 60606
                   Proxy for Annual Meeting of Stockholders

                Solicited on Behalf of the Board of Directors

     The undersigned stockholder of Manufactured Home Communities, Inc., a Maryland corporation (the "Company"), hereby appoints SAMUEL ZELL and HOWARD WALKER, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 12, 1998, at 10:00 a.m., Chicago time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

     The votes entitled to be cast by the undersigned will be cast as instructed below. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" each of the other proposals as described in the Proxy Statement and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.



------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS BOX ON REVERSE SIDE



                                      (Continued and to be signed on other side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Please mark    [   ]
                                                                                                        your votes as  [   ]
                                                                                                        indicated in   [ X ]
                                                                                                        this example   [   ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND PROPOSAL 2.
                                                                                          I PLAN TO ATTEND MEETING           [  ]

Proposal 1 - ELECTION OF DIRECTORS
Nominees: Louis H. Masotti, Sheli Z.                    FOR  WITHHELD
Rosenberg and Gary L. Waterman                               FOR ALL                      COMMENTS/ADDRESS CHANGE
                                                                                          Please mark this box if you have   [  ]
WITHHELD FOR (Write name of nominee/s in space                                            any written comments/address
provided below).                                        [  ]   [  ]                       change on the reverse side.

__________________________________________________

                                                        FOR  AGAINST  ABSTAIN
Proposal 2 -ADOPTION OF THE COMPANY'S Second            [  ]   [  ]    [  ]    And on any other matter which may properly come
Amended and Restated 1992 Stock Option and                                     before the meeting or any adjournment or postponement
Stock Award Plan                                                               thereof in the discretion of the Proxy holder.





Signature(s)                                                                                             Date
            ----------------------------------------------------------------------------------------         ----------------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee , guardian or officer, please give full title under signature.
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE